Exhibit 99.1

Diedrich Coffee Receives Deficiency Letter from NASDAQ

Irvine, Calif. — October 24, 2008 — Diedrich Coffee, Inc. (NASDAQ: DDRX) today announced that it received a Nasdaq Staff Deficiency Letter on October 20, 2008 indicating that for the last thirty consecutive trading days, the Company’s common stock has not maintained a minimum market value of publicly held shares (MVPHS) of $5 million, and as a result, the Company does not comply with the MVPHS requirement for continued listing on the NASDAQ Global Market as set forth in NASDAQ Marketplace Rule 4450(a)(2). In light of extraordinary market conditions, NASDAQ has suspended enforcement of the bid price and MVPHS requirements through January 16, 2009. These rules will be reinstated on Monday, January 19, 2009. Upon reinstatement, and in accordance with NASDAQ Marketplace Rule 4450(e)(1), the Company will have until April 20, 2009 to comply with Rule 4450(a)(2), which is demonstrated by the Company’s MVPHS equaling or exceeding $5 million for a minimum of 10 consecutive trading days.

As described in the Company’s press release issued on October 15, 2008, the Company received a staff deficiency letter on October 10, 2008 with respect to the Company’s non-compliance with the minimum stockholders’ equity requirement of $10 million as set forth in NASDAQ Marketplace Rule 4450(a)(3). As previously disclosed, the Company is in the process of preparing a response to NASDAQ’s request for a plan to achieve and sustain compliance with NASDAQ Global Market listing requirements.

About Diedrich Coffee

With headquarters in Irvine, California, Diedrich Coffee specializes in sourcing, roasting and selling the world’s highest quality coffees. The Company’s three brands are Diedrich Coffee, Gloria Jean’s Coffees and Coffee People. Diedrich Coffee sells its coffees through wholesale accounts including office coffee service distributors, restaurants and specialty retailers, and via the Company’s web stores. As of June 25, 2008, the Company also has 123 retail outlets, the majority of which are franchised, located in 28 states. For more information about Diedrich Coffee, call (800) 354-5282, or visit the Company’s web sites at www.diedrich.com or www.gloriajeans.com.

Forward Looking Statements

Statements in this news release that relate to future plans, financial results or projections, events or performance are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and fall under the safe harbor. Actual results and financial position could differ materially from those anticipated in the forward-looking statements as a result of a number of factors, including, but not limited to, the financial and operating performance of the Company’s wholesale operations, the Company’s ability to maintain profitability over time, the successful execution of the Company’s growth strategies, franchisee’s adherence to the Company’s practices, policies and procedures, the impact of competition, the availability of working capital, and other risks and uncertainties described in detail under “Risk Factors and Trends Affecting Diedrich Coffee and its Business” in the Company’s annual report on Form 10-K for the fiscal year ended June 25, 2008.

Information Contact:

Sean McCarthy

Chief Financial Officer

(949) 260-6734